Exhibit 99.1
GeoVax Labs Announces Postponement of Public Offering
ATLANTA, GA, June 30, 2010 — GeoVax Labs, Inc. (OTCBB: GOVX), a biotechnology company dedicated to developing vaccines that prevent and fight human immunodeficiency virus (HIV), today announced that it has decided to postpone its proposed public offering of units, each consisting of a share of common stock and a warrant to purchase another share.
“Due to unfavorable market conditions, our board has determined it is in the best interest of our stockholders to postpone the offering,’’ said Robert McNally, PhD, President and CEO. “We intend to consult with our advisors and re-evaluate the size and structure of our proposed offering.”
This press release is not an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
About GeoVax Labs, Inc.
GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus — that leads to AIDS) and other infectious agents. Our goals include developing HIV/AIDS vaccines for global markets, manufacturing and testing these vaccines under GMP/GLP conditions (FDA guidelines), conducting clinical trials for vaccine safety and effectiveness, and obtaining regulatory approvals to move the product forward. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines have demonstrated the ability to raise anti-HIV immune responses as well as for their safety. Successful results from all Phase 1 testing supported the initiation of the first Phase 2 testing. GeoVax’s Phase 2 human trial began in January 2009 and will involve 225 participants at sites in the United States and South America. Recently the FDA granted permission to proceed with a Phase 1 therapeutic trial for individuals infected with HIV. Long term, we expect that GeoVax will grant manufacturing and distribution rights in several global markets in return for upfront fees, collaborative development agreements, and royalties on sales and distribution revenues. Internal vaccine manufacturing and distribution will also be considered by GeoVax. For more information, please visit www.geovax.com.
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Forward-Looking Statements
Certain statements contained in this release, including those relating to postponement of the offering, as well as statements containing words like “plans,” “expects,” and other similar expressions in this press release or the Company’s other public communications, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the possible adverse impact on the market price of the Company’s shares of common stock due to the dilutive effect of the common stock and warrants which may be sold in the offering, and the possible adverse effect of continuing unfavorable market conditions, as well as other risks and uncertainties, such as those detailed from time to time in the Company’s Securities and Exchange Commission filings, including “Risk Factors” in the Company’s most recent Form 10-K.
Contact
At The Investor Relations Group:
Investor Relations
James Carbonara / Jason Strominger
or
Public Relations
Janet Vasquez / Robin O’Malley
(212) 825-3210
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